Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports Second Quarter 2007 Results

- Increases Full Year Revenue Guidance to $280 Million to $290 Million -

- Adjusts Full Year EPS to $0.66 to $0.70 to Reflect First Half Results -

Highlights:

•                  Second quarter 2007 revenue of $69.6 million including acquisitions, up 7.4% from $64.8 million in the second quarter 2006

•                  First half margins impacted by one time factors

•                  Expects second half 2007 margin improvement with strong year over year growth

•                  Acquired TNCO Inc. in April 2007, expanding minimally invasive surgery instrument offering

•                  Launched DigiPrint™ proprietary printing technology for surgical case graphics, enhancing Total Solutions® offering

WARSAW, Ind., August 2, 2007 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today second quarter 2007 financial results for the period ended June 30, 2007.

The Company reported second quarter 2007 revenue of $69.6 million, an increase of 7.4% from the $64.8 million reported in the second quarter 2006 and an increase of 3.0% from the $67.5 million reported in the first quarter 2007. The Company’s second quarter 2007 revenue included $2.3 million from Everest Metal, which was acquired in August 2006, $2.9 million from Clamonta Limited, which was acquired in January 2007, and $1.4 million from TNCO Inc., which was acquired in April 2007.  Second quarter revenue was negatively impacted by approximately $2 million related to a temporary disruption of production at Symmetry’s Sheffield, UK facility in the last week of June due to extreme flooding in Sheffield and the surrounding areas.

Gross profit for the second quarter 2007 was $15.5 million, an 8.4% decrease from gross profit of $16.9 million for the second quarter 2006 and an increase of 3.4% from first quarter 2007. Gross margin for the second quarter 2007 was 22.2%, compared to gross margin of 26.1% for the second quarter 2006 and compared to 22.2% for the first quarter 2007. The second quarter 2007 gross margin rate was impacted negatively by the following items:  $0.6 million related to a temporary disruption of production at Symmetry’s Sheffield, UK facility in the last week of June due to extreme flooding in Sheffield and the surrounding areas; $0.4 million of production inefficiencies related to a limited number of new customer products; and $0.2 million for a non-recurring purchase accounting adjustment related to the recent acquisition of TNCO.  Compared to the year ago quarter, the Company’s gross margins continued to be impacted by a lower percentage of large projects in the Company’s core business.

Operating income for the second quarter of 2007 was $7.1 million, a 28.9% decrease over operating income of $10.0 million for the second quarter 2006.  Operating margin for the second quarter 2007 was 10.2%, compared to an operating margin of 15.4% for the second quarter 2006.

The second quarter 2007 included a non-cash $1.2 million increase in the valuation of the interest rate derivative due to higher interest rates, compared to a decrease in valuation of $0.4 million in the second quarter of 2006.

Second quarter 2007 taxes were negatively impacted by $0.2 million from an increase in tax rate due to a lower than expected foreign sales tax credit for the prior year.

Net income for the second quarter 2007 was $4.4 million, or $0.13 per diluted share, compared to a net income of $7.7 million, or $0.22 per diluted share, for the second quarter 2006. Net income for the second quarter 2007 includes a gain of $0.4 million from the sale of surplus land adjacent to the Company’s Sheffield, UK facility and a $0.1 million Indiana Edge tax credit.  Net income in the second quarter 2006 included $1.2 million from the sale of surplus land adjacent to the Company’s Sheffield, UK facility and an Indiana Edge tax credit benefit of $0.3 million.

The weighted average number of diluted shares outstanding during the second quarter of 2007 was 35,277,000.

Brian Moore, President and Chief Executive Officer, stated, “While the sequential revenue growth in the second quarter was only 3% and the non-recurring issues in the first half of the year will impact our full year profitability, we are pleased with the positive momentum coming out of the quarter and into the second half of 2007.  Looking forward, we are optimistic about the overall environment for our business and we are starting to experience a recovery in our core business.  Based on current order activity, we believe that some larger programs are developing that will contribute positively to the second half of 2007 and into 2008 which will restore our profit margins to more historical levels.  Our strategy to maintain our global infrastructure during the sluggish environment now places us in a favorable position to service our customers in a timely and quality manner, traits they have come to identify with Symmetry.”

Mr. Moore continued, “Our acquisitions continue to perform to our expectations.  Our pipeline of potential acquisitions is robust and we continue to review new opportunities both in orthopedics as well as complementary medical areas.”

Financial Guidance

The following estimates regarding 2007 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially, and we refer you to Forward-Looking Statements appearing at the end of the release.

For the full year 2007, the Company is increasing its revenue guidance to $280 million to $290 million, up from $253 million to $275 million.  This increase in revenue guidance reflects the current order flow and incorporates communications received from the customers regarding their second half 2007 requirements.   As a result of first half 2007 profitability, the Company has also adjusted its full year 2007 earnings per diluted share guidance to be in the range of $0.66 to $0.70, down from a range of $0.73 to $0.80.

The revised guidance also considers the TNCO acquisition, which will add approximately $5 million in revenue for 2007 with no corresponding EPS contribution due to amortization, interest and purchase accounting.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. ET on Thursday, August 2, 2007. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (800) 591-6945 for domestic callers and (617) 614-4911 for international callers. The reservation number for both is 98677592. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through November 2, 2007. In addition, a telephonic replay of the call will be available until August 16, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 98300494.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at http://www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of
Operations

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$69,566	$64,760	$137,085	$134,373
Cost of Revenue	54,093	47,873	106,651	97,145

Gross Profit	15,473	16,887	30,434	37,228
Selling, general, and administrative expenses	8,365	6,892	16,238	13,932

Operating Income	7,108	9,995	14,196	23,296
Other (income) expense:
Interest expense	1,607	925	3,194	1,586
Derivatives valuation (gain)/loss	(1,205)	408	(1,500)	407
Other	197	(2,059)	743	(2,280)

Income before income taxes	6,509	10,721	11,759	23,583
Income tax expense	2,078	3,042	3,618	7,526

Net income	$4,431	$7,679	$8,141	$16,057

Net income per share:
Basic	$0.13	$0.22	$0.23	$0.46

Diluted	$0.13	$0.22	$0.23	$0.46

Weighted average common shares and equivalent shares outstanding:
Basic	35,119	34,830	35,046	34,774
Diluted	35,277	35,177	35,237	35,157

Symmetry Medical Inc.

Consolidated Balance Sheets

	June 30,	December 30,
	2007	2006
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$10,991	$11,721
Accounts receivables, net	53,101	47,506
Inventories	50,208	47,392
Refundable income taxes	32	111
Deferred income taxes	2,418	2,826
Other current assets	5,457	3,965

Total current assets	122,207	113,521
Property and equipment, net	110,030	106,147
Goodwill	159,706	156,241
Intangible assets, net of accumulated amortization	38,719	33,257
Other assets	1,098	981

Total Assets	$431,760	$410,147

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$23,010	$14,860
Accrued wages and benefits	8,055	7,816
Other accrued expenses	4,647	4,104
Income tax payable	386	850
Deferred income taxes	332	249
Derivative valuation liability	58	1,184
Revolving line of credit	1,062	—
Current portion of capital lease obligations	2,895	3,500
Current portion of long-term debt	8,275	5,550

Total current liabilities	48,720	38,113
Deferred income taxes	12,310	11,832
Derivative valuation liability	175	549
Capital lease obligations, less current portion	4,498	5,142
Long-term debt, less current portion	62,575	63,650

Total Liabilities	128,278	119,286

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued June 30, 2007—35,435; December 30, 2006—35,107)	4	4
Additional paid-in capital	273,482	271,388
Retained earnings	14,912	6,771
Accumulated other comprehensive income	15,084	12,698

Total Shareholders’ Equity	303,482	290,861

Total Liabilities and Shareholders’ Equity	$431,760	$410,147

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